Exhibit 99.1
For Immediate Release:
ITC Holdings Corp. Reports Fourth Quarter 2006 and Full Year Results
Highlights
•	Net income for the fourth quarter of $3.6 million, or $0.08 per diluted share

•	Net income for full year of $33.2 million, or $0.92 per diluted share

•	Investments in property, plant & equipment for year ended December 31, 2006 for ITCTransmission and METC of $171.5 million and $50.0 million, respectively
NOVI, Mich., March 07, 2007 — ITC Holdings Corp. (NYSE: ITC) today announced its fourth quarter results for the period ended December 31, 2006. Net income for the quarter was $3.6 million, or $0.08 per diluted share, compared to $1.7 million, or $0.05 per diluted share for the fourth quarter of 2005. Net income for the year ended December 31, 2006 was $33.2 million, or $0.92 per diluted share, compared to $34.7 million, or $1.06 per diluted share for the same period last year. Excluding expenses associated with the acquisition of Michigan Electric Transmission Company, LLC (“METC”), the Company would have reported earnings of $0.14 and $0.99 per diluted share for the fourth quarter and full year, respectively. The expenses include loss on extinguishment of debt and other expenses related to the METC acquisition.
“During the fourth quarter we continued to rebuild and strengthen the transmission grid in Michigan.” said Joseph L. Welch, president and CEO of ITC Holdings Corp. “On October 10, 2006 we completed the acquisition of METC, a privately-held company and the neighboring transmission system to ITCTransmission. Further, FERC’s approval of Forward-Looking Attachment O for METC on December 21, 2006 better positions us to be able to invest in transmission for the benefit of our customers through improved reliability and enhanced access to the competitive energy marketplace, and demonstrates FERC’s continued support of transmission infrastructure investments. At METC, we plan to leverage our expertise and continue our efforts to rebuild the transmission grid in the lower peninsula of Michigan.”
ITCTransmission invested $46.7 million and $171.5 million for the fourth quarter and year ended December 31, 2006, respectively, in its transmission system. Additionally, METC invested $7.0 million in its transmission system from October 11, 2006 to December 31, 2006.
“Capital expenditures were higher than previous expectations mainly due to work pulled ahead from 2007. Other financial results for the fourth quarter were in line with our expectations.” said Edward Rahill, senior vice president and CFO.
ITC Holdings reported operating revenues of $73.1 million for the fourth quarter 2006, an increase of $27.0 million over the comparable period last year. Operating revenues for the twelve month period were $223.6 million, an increase of $18.3 million over the same period ended December of 2005. The increases in revenues for the fourth quarter of 2006 and for the full year 2006 were primarily due to the acquisition of METC in the fourth quarter of 2006 and higher network transmission revenues for ITCTransmission, as a result of a network rate increase for ITCTransmission. The increase in revenues for full year 2006 was partially offset by lower ITCTransmission point-to-point revenues compared to full year 2005.
Operation & Maintenance (O&M) expenses of $16.1 million during the fourth quarter of 2006 were $0.9 million lower than the same period in 2005. O&M expenses of $35.4 million for the full year were $12.9 million lower than the same period in 2005. The decreases in O&M expenses were largely due to the accelerated completion of a backlog of necessary, multi-year, planned activities in 2005 which helped to improve the reliability of ITCTransmission’s system as well as decreases in equipment inspections and repairs and contractor training costs. These decreases in O&M expenses were partially offset by the acquisition of METC in 2006, which resulted in approximately $10.1 million of additional maintenance expense in the fourth quarter of 2006.
General and administrative (G&A) expenses of $15.3 million for the fourth quarter of 2006 were $6.9 million higher than the same period in 2005. For the twelve months ended December 31, 2006, G&A expenses of $40.6 million were $15.4 million higher than 2005. G&A expenses increased mainly due to higher compensation and benefits, professional advisory and consulting services and business expenses to support the increased level of activities in 2006.
Depreciation and amortization expenses increased in the three and twelve month periods ended December 31, 2006 compared to the same periods in 2005 due to a higher depreciable asset base as a result of property, plant and equipment additions during 2006 and 2005. The acquisition of METC also resulted in an additional $3.3 million of depreciation expense recognized in the fourth quarter of 2006.
Taxes other than income taxes increased in the fourth quarter of 2006 and the full year, mainly due to higher property taxes due to ITCTransmission’s 2005 capital additions, which are included in the assessments for 2006 personal property taxes. Additionally, METC incurred $1.5 million in property tax expense subsequent to the acquisition in October of 2006. Michigan Single Business Tax expense increased $0.4 million and $1.4 million for the fourth quarter, and the full year, respectively, compared to the same periods in 2005.
The full year 2005 results include $6.7 million of fees incurred in connection with ITC’s initial public offering completed in July 2005 to terminate certain management agreements.
Interest expense increased primarily due to higher borrowing levels to finance our capital expenditures and to finance the acquisition of METC.
ITC Holdings Confirms Guidance for 2007
For 2007 earnings per diluted share are expected to be between $1.50 and $1.60, as previously disclosed. Capital expenditures for 2007 are expected to be approximately $190 million and $25 million for ITCTransmission and METC, respectively.
Fourth quarter Conference Call
ITC Holdings Corp. will conduct a conference call to discuss fourth quarter and full year 2006 earnings results at 11:00 a.m. EST Thursday, March 8, 2007. Joseph L. Welch, president and CEO, will provide a business overview for the year and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the fourth quarter of 2006 and the year. Individuals wishing to participate in the conference call may dial toll-free (800) 289-0544 (domestic) or (913) 981-5533 (international); there is no passcode. The conference call replay, available through March 17, 2007 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 4488703. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2006 fourth quarter and full year results may be found in ITC Holdings Corp.’s Form 10-K filing. Once filed with the SEC, an electronic copy of the 10-K can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.

About ITC Holdings Corp.
ITC Holdings Corp. is in the business of electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. Through our operating subsidiaries, ITCTransmission and METC, we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States. We are also the largest independent electric transmission company and the eighth largest electric transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully- regulated, high-voltage systems in Michigan’s Lower Peninsula, an area with a population of approximately 9.8 million people, that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. Subsidiary ITC Grid Development, LLC expects to focus on partnering with local entities and utilities in regions where significant transmission improvements are needed. The first region in which ITC Grid Development, LLC expects to focus its efforts is the Great Plains region, specifically in Kansas, through the formation of its subsidiary ITC Great Plains, LLC. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission or METC, please visit http://www.itctransco.com or http://www.metcllc.com, respectively. For more information on ITC Great Plains, please visit http://www.itcgreatplains.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itc-holdings.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

OPERATING REVENUES	$73,074	$46,049	$223,622	$205,274

OPERATING EXPENSES

Operation and maintenance	16,124	17,028	35,441	48,310
General and administrative	15,340	8,464	40,632	25,198
Depreciation and amortization	12,943	8,590	40,156	33,197
Taxes other than income taxes	6,417	3,759	22,156	13,982
Termination of management agreements	—	—	—	6,725
Gain on sale of assets	(842)	—	(842)	—

Total operating expenses	49,982	37,841	137,543	127,412

OPERATING INCOME	23,092	8,208	86,079	77,862

OTHER EXPENSES (INCOME)

Interest expense	18,409	7,114	42,049	28,128
Allowance for equity funds used during construction	(1,367)	(612)	(3,977)	(2,790)
Loss on extinguishment of debt	1,874	—	1,874	—
Other income	(1,860)	(1,012)	(2,348)	(1,700)
Other expense	1,221	134	1,629	615

Total other expenses (income)	18,277	5,624	39,227	24,253

INCOME BEFORE INCOME TAXES	4,815	2,584	46,852	53,609

INCOME TAX PROVISION	1,222	892	13,658	18,938

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	3,593	1,692	33,194	34,671

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	—	—	29	—

NET INCOME	$3,593	$1,692	$33,223	$34,671

Basic earnings per share	$0.09	$0.05	$0.95	$1.10
Diluted earnings per share	$0.08	$0.05	$0.92	$1.06

Weighted-average basic shares	41,110,371	32,956,707	35,048,049	31,455,065
Weighted-average diluted shares	42,470,802	33,989,834	36,236,944	32,729,842

Dividends or distributions declared per common share	$0.2750	$0.2625	$1.0750	$0.5250

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$13,426	$24,591
Restricted cash	4,565	—
Accounts receivable	35,325	19,661
Inventory	25,408	19,431
Deferred income taxes	21,023	6,732
Other	9,926	2,188

Total current assets	109,673	72,603

Property, plant and equipment (net of accumulated depreciation and amortization of $608,956 and $414,852, respectively)	1,197,862	603,609
Other assets
Goodwill	624,385	174,256
Intangible assets	58,407	—
Regulatory assets- acquisition adjustment	91,443	52,017
Other regulatory assets	26,183	6,120
Deferred financing fees (net of accumulated amortization of $4,817 and $2,564, respectively)	14,490	5,629
Other	6,354	2,405

Total other assets	821,262	240,427

TOTAL ASSETS	$2,128,797	$916,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,295	$27,618
Accrued payroll	5,192	3,889
Accrued interest	18,915	10,485
Accrued taxes	14,152	7,378
METC rate case accrued liability	20,000	—
Other	8,012	3,288

Total current liabilities	99,566	52,658
Accrued pension liability	7,782	5,168
Accrued postretirement liability	3,268	2,299
Deferred income taxes	75,730	21,334
Regulatory liabilities	138,726	45,644
Asset retirement obligation	5,346	4,725
Other	3,857	4,195
Long-term debt	1,262,278	517,315

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 42,395,760 and 33,228,638 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	526,485	251,681
Retained earnings	6,714	11,792
Accumulated other comprehensive loss	(955)	(172)

Total stockholders’ equity	532,244	263,301

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,128,797	$916,639

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year ended
	December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$33,223	$34,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	40,156	33,197
Amortization of deferred financing fees and debt discount	1,400	1,401
Stock-based compensation expense	3,006	1,801
Gain on sale of assets	(842)	—
Loss on extinguishment of debt	1,874	—
Deferred income taxes	17,292	17,473
Other long-term liabilities	3,245	(1,675)
Amortization of regulatory assets	1,933	1,933
Other regulatory assets	(6,396)	—
Allowance for equity funds used in construction	(3,977)	(2,790)
Other	(1,936)	547
Changes in current assets and liabilities, exclusive of changes shown separately	(27,110)	(24,884)

Net cash provided by operating activities	61,868	61,674

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(167,496)	(118,586)
Insurance proceeds on property, plant and equipment	—	4,900
Acquisition of MTH and METC, net of cash acquired	(484,189)	—
Acquisition-related transaction costs	(11,456)	—
Other	1,697	750

Net cash used in investing activities	(661,444)	(112,936)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	609,627	—
Repayments of long-term debt	(123,541)	(46)
Borrowings under revolving credit facilities	128,400	74,300
Repayments of revolving credit facilities	(178,200)	(40,500)
Issuance of common stock	202,253	54,187
Common stock issuance costs	(2,321)	(7,083)
Dividends on common stock	(38,307)	(17,433)
Repurchase and retirement of common stock	(1,040)	(804)
Debt issuance costs	(6,969)	(842)
Interest rate lock settlement	(1,491)	—

Net cash provided by financing activities	588,411	61,779

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,165)	10,517

CASH AND CASH EQUIVALENTS — Beginning of period	24,591	14,074

CASH AND CASH EQUIVALENTS — End of period	$13,426	$24,591

Reconciliation of net income and diluted earnings per share excluding expenses relating to the METC acquisition:
(in thousands, except share and per share data)

	Three months ended		Year ended
	December 31, 2006		December 31, 2006
	Net Income	EPS (1)	Net Income	EPS (1)
Net income and earnings per share as reported	$3,593	$0.08	$33,223	$0.92
After tax impact of expenses for the METC acquisition	2,670	$0.06	2,670	$0.07

Pro forma net income excluding expenses for the METC acquisition	$6,263	$0.14	$35,893	$0.99

2006 weighted-average diluted shares outstanding	42,470,802		36,236,944

(1)	EPS= Diluted earnings per share
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